Centerplate
First Quarter 2008
Earnings Conference Call
Wednesday, May 7, 2008
5:30 PM
Operator
     Good afternoon ladies and gentlemen and welcome to Centerplate’s first quarter 2008 earnings conference call. My name is Manny and I will be your conference call facilitator today.
     Following opening remarks from Centerplate’s management, there will be a question and answer session. If you have a question, please press the star key followed by the one key on your touch-tone phones.
     The earnings release can be found on the company’s web site at www.centerplate.com.
     This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without Centerplate’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms, simply drop off the line.

     I will now turn the call over to Gael Doar, Director of Communications for Centerplate. Please go ahead.
Gael Doar
•	Thank you, Manny. Good afternoon everyone and thank you for joining us.
•	With me on the call today are Janet Steinmayer, Centerplate’s President and Chief Executive Officer and Kevin McNamara, Centerplate’s Executive Vice President and Chief Financial Officer.
•	Before we get started, I would like to remind you that our comments may contain certain forward-looking statements, which involve uncertainties and are subject to change based on factors beyond our control. Accordingly, our actual performance and events may differ materially from those expressed or implied. I refer you to our recent public filings with the SEC and our earnings release. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

•	Just to remind all of you, we report adjusted EBITDA, in part, because covenants in the indenture governing our subordinated notes contain ratios based on this measure. Our news release includes a statement reconciling adjusted EBITDA to GAAP net loss for the first quarters of 2008 and 2007.
•	Now I would like to turn the call over to Janet Steinmayer — Janet.
Janet
•	Good afternoon everyone and thank you for joining us.
•	I’d like to begin by reviewing some of the broader initiatives we announced earlier today, and then Kevin will discuss our first quarter results.
•	As with many service-oriented companies, the past couple of months have been a challenging time with a weakening economy, lower discretionary spending, and a rapidly tightening credit market.
•	This has been particularly true for Centerplate, in large part as a result of our Income Deposit Security capital structure. The IDS structure was an approach that made sense in 2003, when capital requirements to fund client projects were much lower. But now, in an era of increasingly higher-end venues and entertainment experiences, the capital commitments necessary to drive our business are considerably more substantial.

•	Within this context — and after careful, and thorough, deliberation — our Board has reached several conclusions.
•	First, the IDS structure may limit our ability to invest in compelling projects, drive innovation for customers, and support Centerplate’s long-term growth objectives.
•	There are tremendous opportunities out there — long-term, substantial growth opportunities that offer very strong trajectories with good margin profiles. Centerplate needs the economic flexibility to pursue these opportunities.
•	Accordingly, we’ve initiated a formal process to evaluate a range of capital structure and other alternatives and have engaged UBS Investment Bank to assist in this process. As we noted in the press release, we expect this process to take up to six months, but will be moving aggressively to work through the various options and will communicate the outcome of that process as soon as we’re able.
•	The second piece of news relates to our senior credit facility. As you recall, on April 1st we issued a press release announcing that we’d obtained a temporary amendment to our senior credit facility.
•	Since that announcement, we’ve been working constructively with our lenders to obtain a permanent amendment. Based on our discussions to date, we believe that we’ll obtain a permanent amendment and we expect to communicate the terms of that agreement within the next few weeks. As a result, the filing of our 10Q for the period ended April 1, 2008 will be delayed until May 19, 2008 and we anticipate that the filing will include the details of the agreement.
•	Third, in connection with evaluating our credit facility, we’ve reviewed whether it’s in the best interests of our holders for the company to continue to pay dividends, or whether it will deliver more value to our holders if we eliminate the dividend and use these funds to grow the business. While our negotiations with our lenders on these points are ongoing, our analyses show that it’s likely in the best interest of our holders to eliminate the monthly dividends beginning in June of 2008.
•	This is not an easy decision — and we very much recognize that it may have a present impact on IDS holders. However, the changing realities of the competitive environment, and current economic trends, are likely to make it the right step for the company.
•	Some of you have asked why we can’t simply abandon our growth strategy and continue to pay the dividend. We’ve analyzed this over the years and don’t believe it’s an option.
•	While Kevin will discuss the first quarter numbers in more detail, I’ll make just a few quick comments.
•	Centerplate is a strong franchise with an outstanding team and we’ll simply work through these business issues while providing the superior service our customers have come to expect.

•	We’re encouraged by the strength of our sales, the strategic initiatives we’ve implemented and the long-term benefit we believe these initiatives will provide for Centerplate and its holders.
•	To put this in context, historically, until 2007, the company added between $14 million and $35 million in new sales revenues per year. Over the last 12 months, Centerplate has been awarded contracts expected to generate approximately $120 million in new sales revenues.
•	But we’re also sharply focusing on managing our product and labor costs and working on improving adjusted EBITDA through improved efficiencies across the business. We recognize that growth alone is not the goal — we must continue to translate that into profit.
•	Now I’d like to turn the call over to Kevin to talk about our first quarter results which were reported earlier today.
•	Kevin...
Kevin McNamara
•	Turning to our results for this quarter, we saw unexpected softness, especially in our convention centers. Q1 is historically our weakest quarter and much of the new business we’ve added in the last 12 months comes on in later quarters. So understanding these are uncertain times, we are cautiously optimistic about fiscal year 2008.

•	But let’s look at the dynamics behind Q1.
•	First quarter 2008 sales of $133.2 million increased $7.9 million, or 6.3%, versus the first quarter of 2007.
•	The increase in net sales was driven principally by:
•	Super Bowl XLII, (42) which we hosted at the University of Phoenix Stadium in Glendale, Arizona;
•	The reopening of the New Orleans Superdome and Arena, which hosted the BCS Championship Game and the NBA All-Star Game in Q1’08;
•	And sales at our arenas were up, due to the opening of the Prudential Center, the new home of the New Jersey Devils.
•	Offsetting these increases was a sales decrease at our convention centers due to fewer large events and lower spending per event.
Adjusted EBITDA/Cost of Sales
•	Adjusted EBITDA for the first quarter decreased approximately $4.4 million, to a loss of $2.0 million, versus the first quarter of 2007. This decline was driven by softness at our convention centers, part of which was expected because of fewer large events at many of our facilities compared to the prior year. But we also saw a larger than expected decline in spending per event due to the impact of a weakening economy and higher labor costs, due to less favorable economies of scale.

•	Also contributing to the decline in adjusted EBITDA were increased workers compensation costs associated with several significant one-time claims, and an increase in the workers compensation claims reserve due to lower interest rates.
•	SG&A expenses for the year increased 7 tenths of a percentage point versus the first quarter of 2007. This increase was primarily driven by the timing of new sales expenses, higher legal fees associated with obtaining a short-term amendment to the company’s credit facility, and start-up expenses at several new facilities.
•	The impact of our increased sales on adjusted EBITDA in the first quarter was diminished because a substantial portion was driven by:
•	Profit-sharing accounts which contribute a relatively fixed amount of adjusted EBITDA, and
•	New accounts, where we incurred start-up costs to open these new venues.
Net Loss
•	The company reported a net loss for the first quarter of 2008 of $11.2 million, or $0.53 per share, compared to a net loss of $8.0 million, or $0.36 per share, for the first quarter of 2007. The decline was due to the decrease in operating income and increased interest expense primarily driven by the credit facility amendment costs and the additional subordinated notes which were issued in exchange for stock in the secondary offering completed in December 2007.
Cap Ex
•	Turning to capital expenditures, total CapEx in the first quarter was $6.2 million, compared to $5.7 million in the first quarter of 2007: $3.5 million in maintenance CapEx (compared to $4.2 million during the first quarter of 2007) and $2.7 million in growth CapEx (compared to $1.5 million in the first quarter of 2007).
•	We estimate total capital expenditures for 2008 to be in the range of $30 to $40 million ... comprised of between $20 and $25 million in maintenance CapEx and $10 to $15 million in growth CapEx.
•	Looking at our balance sheet, at the end of the first quarter of 2008 we had:
•	$41.4 million in cash on hand and $27.7 million in the unused portion of our revolving credit facility.
•	$58.1 million in current portion of long-term debt and $222.8 million in long-term debt.
Renewals
•	As we began 2008, approximately $72 million or 9.8% of our 2007 net sales were up for renewal. This does not include the Yankees who — as we’ve already announced — we will not be following to their new stadium in

     2009. To remind you, the Yankees represent approximately $70 million in annual revenues to us.
•	To date this year, we have renewed approximately $37.6 million or 5.1%, and have 4.7% left to renew.
•	We have also been working hard to bring on new accounts and, as Janet indicated, we have made substantial progress, signing more than $120 million in annualized new sales over the last 12 months.
•	As you think about this new business, it is important to keep in mind that the timing of when these accounts come on line — as well as the expected profit contribution or margins from each account — will vary. So it is not appropriate, in thinking about the new revenues, to assume an apples-to-apples — or one-for-one — comparison of Yankee revenues and margin, to new revenues and margin.
•	With that, I’ll turn it back over to Janet.
Janet
•	Thanks Kevin...
•	There is no question that we would have preferred to be reporting better results; however, as we’ve mentioned before, it is difficult to make comparisons of our performance on a quarter over quarter basis as our results are significantly influenced by the timing of events.
•	But looking more broadly, given the changing competitive and economic environment, we believe it is important for the company to continue to pursue its growth strategy, and to take the steps we’ve announced today, to continue to build long-term value for our holders.
•	We appreciate your support and we’d be happy to take your questions.
Operator
Thank you. If you have a question, please press the star key, followed by the one key on your touch-tone phone. If you are on a speaker phone, we do ask that you please pick up your handset to minimize any background noise. And if at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. One moment please while we assemble the list.
Questions and Answer
Janet Steinmayer Closing Remarks
•	Thank you again for joining us on today’s conference call and for your interest in Centerplate. We look forward to talking to you again soon.